EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CIC COMPLETES $1.2M FUNDING ROUND

REDWOOD SHORES, CA, March 30, 2015 – Communication Intelligence Corporation ("CIC") (OTCQB: CICI), a leading supplier of electronic signature and other software solutions enabling secure and cost-effective management of document-based digital transactions, today announced that it had closed a new round of funding with a number of existing investors to provide working capital.

In the transaction, which closed on March 24, 2015, investors subscribed to approximately $1.2 million of CIC's Series D-1 Convertible Preferred Stock, which can be converted to common stock at a price of $0.0225 per share. For each share of preferred stock purchased, investors were also issued a three-year warrant to purchase twenty-two shares of common stock at an exercise price of $0.0225 per share.

Additional information on this funding round is available in CIC's Current Report on Form 8-K that will be filed in the coming days with Securities and Exchange Commission, and will be made available at www.sec.gov.

ABOUT CIC
CIC is a leading provider of digital transaction management (DTM) software enabling fully digital (paperless) business processes. CIC's solutions encompass a wide array of functionality and services, including electronic signatures, biometric authentication and simple-to-complex workflow management. These solutions are available across virtually all enterprise, desktop and mobile environments as a seamlessly integrated platform for both ad-hoc and fully automated transactions. CIC's platform can be deployed both on-premise and as a cloud-based service, with the ability to easily transition between deployment models. CIC is headquartered in Silicon Valley. For more information, please visit our website at www.cic.com. CIC's logo is a trademark of CIC.

FORWARD LOOKING STATEMENTS
Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company's technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the Company's solutions; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC
Investor Relations and Media Inquiries:
Andrea Goren
+1.650.802.7723
agoren@cic.com